ENERGY TRANSFER REPORTS FOURTH QUARTER 2024 RESULTS
AND ANNOUNCES 2025 OUTLOOK
Dallas – February 11, 2025 – Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter and year ended December 31, 2024.
Energy Transfer reported net income attributable to partners for the three months ended December 31, 2024 of $1.08 billion. For the three months ended December 31, 2024, net income per common unit (basic) was $0.29.
Adjusted EBITDA for the three months ended December 31, 2024 was $3.88 billion compared to $3.60 billion for the same period last year, an increase of 8%.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended December 31, 2024 was $1.98 billion.
Growth capital expenditures in the fourth quarter of 2024 were $1.22 billion while maintenance capital expenditures were $309 million.
2025 Outlook
•Energy Transfer expects its 2025 Adjusted EBITDA to range between $16.1 billion and $16.5 billion.
•For 2025, the Partnership expects its growth capital expenditures to be approximately $5.0 billion. Maintenance capital expenditures for 2025 are expected to be approximately $1.1 billion.
Operational Highlights
•Energy Transfer’s volumes continued to grow during the fourth quarter of 2024.
◦Crude oil transportation volumes were up 15%.
◦NGL transportation volumes were up 5%.
◦NGL exports were up more than 2%.
◦Midstream gathered volumes increased 2%.
◦Interstate natural gas transportation volumes were up 2%.
•In December 2024, Energy Transfer completed the initial phase of the Sabina 2 pipeline conversion from Mont Belvieu to Nederland, which increased the capacity for multiple products from 25,000 barrels per day to 40,000 barrels per day.
•In November 2024, Energy Transfer completed the optimization of the Grey Wolf processing plant in the Permian Basin, which increased the capacity of the plant from 200 MMcf/d to 250 MMcf/d.
•Energy Transfer also recently commissioned the first of eight, 10-megawatt natural gas-fired electric generation facilities to support the Partnership’s operations in Texas.
Strategic Highlights
•Yesterday, Energy Transfer announced that it has entered into a long-term agreement with Cloudburst Data Centers, Inc. (“CloudBurst”) to provide natural gas to CloudBurst’s flagship AI-focused data center development. Per the agreement, Energy Transfer would utilize its Oasis Pipeline to provide natural gas to CloudBurst’s Next-Gen Data Center campus in central Texas, subject to CloudBurst reaching a final investment decision with its customer.
•In December 2024, Energy Transfer announced that it has reached a positive final investment decision for the construction of the Hugh Brinson Pipeline, an intrastate natural gas pipeline connecting Permian Basin production to premier markets and trading hubs in Texas.
•In December 2024, Energy Transfer announced a 20-year LNG Sale and Purchase Agreement (“SPA”) to supply 2.0 million tonnes of LNG per annum to Chevron U.S.A. Inc. related to its Lake Charles LNG project.

•In February 2025, the Partnership approved construction of an additional processing plant in the Midland Basin. The Mustang Draw plant will have a capacity of approximately 275 MMcf/d and is expected to be in service in the first half of 2026.
Financial Highlights
•In January 2025, Energy Transfer announced a quarterly cash distribution of $0.3250 per common unit ($1.30 annualized) for the quarter ended December 31, 2024, which is an increase of 3.2% compared to the fourth quarter of 2023.
•As of December 31, 2024, the Partnership’s revolving credit facility had an aggregate $2.21 billion of available borrowing capacity.
•For the three months ended December 31, 2024, the Partnership invested approximately $1.22 billion on growth capital expenditures.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months or full year ended December 31, 2024. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Tuesday, February 11, 2025 to discuss its fourth quarter 2024 results and provide an update on the Partnership, including its outlook for 2025. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with more than 130,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 21% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 39% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. SUN's midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements SUN's fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including Adjusted EBITDA, and impact current projections, including capital expenditures, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.

Investor Relations:	Media Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795	Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets	$14,202	$12,433

Property, plant and equipment, net	95,212	85,351

Investments in unconsolidated affiliates	3,266	3,097
Lease right-of-use assets, net	809	826
Other non-current assets, net	2,017	1,733
Intangible assets, net	5,971	6,239
Goodwill	3,903	4,019
Total assets	$125,380	$113,698

LIABILITIES AND EQUITY
Current liabilities	$12,656	$11,277

Long-term debt, less current maturities	59,752	51,380
Non-current derivative liabilities	—	4
Non-current operating lease liabilities	730	778
Deferred income taxes	4,190	3,931
Other non-current liabilities	1,618	1,611

Commitments and contingencies
Redeemable noncontrolling interests	417	778

Equity:
Limited Partners:
Preferred Unitholders	3,852	6,459
Common Unitholders	31,195	30,197
General Partner	(2)	(2)
Accumulated other comprehensive income	73	28
Total partners’ capital	35,118	36,682
Noncontrolling interests	10,899	7,257
Total equity	46,017	43,939
Total liabilities and equity	$125,380	$113,698

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
REVENUES	$19,541	$20,532	$82,671	$78,586
COSTS AND EXPENSES:
Cost of products sold	14,157	15,780	61,975	60,541
Operating expenses	1,441	1,144	5,164	4,368
Depreciation, depletion and amortization	1,374	1,158	5,165	4,385
Selling, general and administrative	288	285	1,177	985
Impairment losses and other	2	—	52	12
Total costs and expenses	17,262	18,367	73,533	70,291
OPERATING INCOME	2,279	2,165	9,138	8,295
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(807)	(686)	(3,125)	(2,578)
Equity in earnings of unconsolidated affiliates	94	97	379	383
Gains on extinguishments of debt	(1)	2	(12)	2
Gains (losses) on interest rate derivatives	—	(11)	6	36
Non-operating litigation related loss	—	(2)	—	(627)
Gain (loss) on sale of Sunoco LP West Texas assets	(12)	—	586	—
Other, net	30	49	134	86
INCOME BEFORE INCOME TAX EXPENSE	1,583	1,614	7,106	5,597
Income tax expense	136	47	541	303
NET INCOME	1,447	1,567	6,565	5,294
Less: Net income attributable to noncontrolling interests	355	219	1,692	1,299
Less: Net income attributable to redeemable noncontrolling interests	15	21	59	60
NET INCOME ATTRIBUTABLE TO PARTNERS	1,077	1,327	4,814	3,935
General Partner’s interest in net income	1	1	4	3
Preferred Unitholders’ interest in net income	68	123	362	463
Loss on redemption of preferred units	—	—	54	—
Common Unitholders’ interest in net income	$1,008	$1,203	$4,394	$3,469
NET INCOME PER COMMON UNIT:
Basic	$0.29	$0.37	$1.29	$1.10
Diluted	$0.29	$0.37	$1.28	$1.09
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,425.6	3,278.6	3,395.1	3,161.7
Diluted	3,449.9	3,295.3	3,420.6	3,177.2

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (a):
Net income	$1,447	$1,567	$6,565	$5,294
Interest expense, net of interest capitalized	807	686	3,125	2,578
Impairment losses and other	2	—	52	12
Income tax expense	136	47	541	303
Depreciation, depletion and amortization	1,374	1,158	5,165	4,385
Non-cash compensation expense	38	31	151	130
(Gains) losses on interest rate derivatives	—	11	(6)	(36)
Unrealized (gains) losses on commodity risk management activities	6	(185)	56	(3)
(Gains) losses on extinguishments of debt	1	(2)	12	(2)
Inventory valuation adjustments (Sunoco LP)	(13)	227	86	114
Equity in earnings of unconsolidated affiliates	(94)	(97)	(379)	(383)
Adjusted EBITDA related to unconsolidated affiliates	170	177	692	691
Non-operating litigation related loss	—	2	—	627
Gain on sale of Sunoco LP West Texas assets	12	—	(586)	—
Other, net	(2)	(20)	9	(12)
Adjusted EBITDA (consolidated)	3,884	3,602	15,483	13,698
Adjusted EBITDA related to unconsolidated affiliates (b)	(170)	(177)	(692)	(691)
Distributable cash flow from unconsolidated affiliates (b)	113	121	486	485
Interest expense, net of interest capitalized	(807)	(686)	(3,125)	(2,578)
Preferred unitholders’ distributions	(71)	(135)	(361)	(511)
Current income tax expense	(24)	(31)	(265)	(100)
Transaction-related income taxes (c)	(2)	—	179	—
Maintenance capital expenditures	(376)	(259)	(1,161)	(860)
Other, net	16	20	90	41
Distributable Cash Flow (consolidated)	2,563	2,455	10,634	9,484
Distributable Cash Flow attributable to Sunoco LP	(254)	(145)	(946)	(659)
Distributions from Sunoco LP	63	43	245	173
Distributable Cash Flow attributable to USAC (100%)	(96)	(80)	(355)	(281)
Distributions from USAC	24	24	97	97
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly owned consolidated subsidiaries	(326)	(369)	(1,335)	(1,352)
Distributable Cash Flow attributable to the partners of Energy Transfer	1,974	1,928	8,340	7,462
Transaction-related adjustments (d)	4	102	23	116
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$1,978	$2,030	$8,363	$7,578

Distributions to partners:
Limited Partners	$1,115	$1,061	$4,384	$3,984
General Partner	1	1	4	3
Total distributions to be paid to partners	$1,116	$1,062	$4,388	$3,987
Common Units outstanding – end of period	3,431.1	3,367.5	3,431.1	3,367.5
(a)    Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investees’ distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)    These amounts exclude Sunoco LP’s Adjusted EBITDA and distributable cash flow related to its investment in the ET-S Permian joint venture, which amounts are eliminated in the Energy Transfer consolidation.

(c)    For the year ended December 31, 2024, the amount reflected for transaction-related income taxes reflects current income tax expense recognized by Sunoco LP in connection with its April 2024 sale of convenience stores in West Texas, New Mexico and Oklahoma.
(d)    For the three months and year ended December 31, 2023, transaction-related adjustments includes $49 million of Distributable Cash Flow attributable to the operations of Crestwood for October 1, 2023 through the acquisition date, which represents amounts distributable to Energy Transfer’s common unitholders (including the holders of the common units issued in the Crestwood acquisition) with respect to the fourth quarter 2023 distribution.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended December 31,
	2024	2023
Segment Adjusted EBITDA:
Intrastate transportation and storage	$263	$242
Interstate transportation and storage	493	541
Midstream	705	674
NGL and refined products transportation and services	1,108	1,042
Crude oil transportation and services	760	775
Investment in Sunoco LP	439	236
Investment in USAC	155	139
All other	(39)	(47)
Adjusted EBITDA (consolidated)	$3,884	$3,602
The following analysis of segment operating results, includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

Intrastate Transportation and Storage

	Three Months Ended December 31,
	2024	2023
Natural gas transported (BBtu/d)	13,145	14,229
Withdrawals from storage natural gas inventory (BBtu)	10,350	6,440
Revenues	$820	$892
Cost of products sold	426	497
Segment margin	394	395
Unrealized gains on commodity risk management activities	(59)	(78)
Operating expenses, excluding non-cash compensation expense	(66)	(72)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(13)
Adjusted EBITDA related to unconsolidated affiliates	6	6
Other	1	4
Segment Adjusted EBITDA	$263	$242
Transported volumes of gas on our Texas and Oklahoma intrastate pipelines decreased primarily due to less third-party transportation and decreased gas production from the Haynesville area. Transported volumes reported above exclude volumes attributable to purchases and sales of gas for our pipelines’ own accounts and the optimization of any unused capacity.
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impact of the following:
•an increase of $13 million in realized natural gas sales and other primarily due to higher pipeline optimization from physical sales; and
•an increase of $11 million in storage margin primarily due to the timing of physical and financial gains.
Interstate Transportation and Storage

	Three Months Ended December 31,
	2024	2023
Natural gas transported (BBtu/d)	17,026	16,651
Natural gas sold (BBtu/d)	46	31
Revenues	$600	$620
Cost of products sold	3	1
Segment margin	597	619
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(191)	(179)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(30)	(26)
Adjusted EBITDA related to unconsolidated affiliates	116	122
Other	1	5
Segment Adjusted EBITDA	$493	$541
Transported volumes increased primarily due to more capacity sold and higher utilization on our Panhandle, Trunkline and Gulf Run systems due to increased demand.
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impact of the following:
•a decrease of $22 million in segment margin primarily due to a $13 million decrease in parking revenue and a $5 million decrease in interruptible utilization;

•an increase of $12 million in operating expenses primarily due to an aggregate $8 million increase in employee related costs, outside services, materials and office expense, a $3 million increase in maintenance project costs and a $2 million increase in ad valorem taxes and revaluation of system gas;
•an increase of $4 million in selling, general and administrative expenses primarily due to higher professional fees and higher allocated costs;
•a decrease of $6 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to a $7 million decrease from our Citrus joint venture due to higher operating expenses, partially offset by a $3 million increase from our Southeast Supply Header joint venture due to higher contracted volumes; and
•a decrease of $4 million in other primarily due to the prior period recognition of certain amounts related to a shipper bankruptcy.
Midstream

	Three Months Ended December 31,
	2024	2023
Gathered volumes (BBtu/d)	20,690	20,322
NGLs produced (MBbls/d)	1,134	976
Equity NGLs (MBbls/d)	59	49
Revenues	$3,160	$2,407
Cost of products sold	1,910	1,379
Segment margin	1,250	1,028
Operating expenses, excluding non-cash compensation expense	(495)	(314)
Selling, general and administrative expenses, excluding non-cash compensation expense	(55)	(47)
Adjusted EBITDA related to unconsolidated affiliates	5	6
Other	—	1
Segment Adjusted EBITDA	$705	$674
Gathered volumes increased primarily due to recently acquired assets and higher volumes in the Permian region. NGL production increased primarily due to recently acquired assets and increased Permian plant utilization.
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impact of the following:
•an increase of $228 million in segment margin primarily due to recently acquired assets and higher volumes in the Permian region; partially offset by
•a decrease of $6 million in segment margin due to lower natural gas prices of $7 million, partially offset by higher NGL prices of $1 million;
•an increase of $181 million in operating expenses primarily due to a $138 million increase related to recent acquisitions and assets placed in service, a $15 million increase in environmental reserves, a $12 million increase in ad valorem and prior period sales taxes accruals and a $12 million increase in materials and projects;
•an increase of $8 million in selling, general and administrative expenses primarily due to higher corporate allocations, insurance claims and recently acquired assets; and
•a decrease of $1 million in Adjusted EBITDA related to unconsolidated affiliates due to the impact of the Partnership’s consolidation of Aqua-ETC Water Services, LLC, which previously had been an equity method investment until October 2024.

NGL and Refined Products Transportation and Services

	Three Months Ended December 31,
	2024	2023
NGL transportation volumes (MBbls/d)	2,262	2,162
Refined products transportation volumes (MBbls/d)	570	552
NGL and refined products terminal volumes (MBbls/d)	1,465	1,446
NGL fractionation volumes (MBbls/d)	1,141	1,137
Revenues	$6,356	$6,039
Cost of products sold	5,048	4,684
Segment margin	1,308	1,355
Unrealized (gains) losses on commodity risk management activities	60	(72)
Operating expenses, excluding non-cash compensation expense	(254)	(225)
Selling, general and administrative expenses, excluding non-cash compensation expense	(42)	(51)
Adjusted EBITDA related to unconsolidated affiliates	36	34
Other	—	1
Segment Adjusted EBITDA	$1,108	$1,042
NGL transportation and terminal volumes increased primarily due to higher volumes from the Permian region, on our Mariner East pipeline system and on our Gulf Coast export pipelines. The increase in transportation volumes and the commissioning of our eighth fractionator in August 2023 also led to higher fractionated volumes at our Mont Belvieu NGL Complex.
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impact of the following:
•an increase of $45 million in transportation margin primarily due to higher throughput and contractual rate escalations on our Gulf Coast and Mariner East pipeline systems. These increases were partially offset by a $5 million decrease from the timing of third-party deficiency payments on our Northeast region pipelines;
•an increase of $38 million in terminal services margin primarily due to a $34 million increase in fees from loading volumes for export at our Nederland and Marcus Hook terminals and a $3 million increase due to higher throughput and storage at our refined product terminals;
•an increase of $18 million in marketing margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to higher gains during 2024 from the optimization of hedged NGL and refined product inventories; and
•a decrease of $9 million in selling, general and administrative expenses primarily due to a one-time charge related to regulatory expenses in the prior period; partially offset by
•an increase of $29 million in operating expenses primarily due to an $8 million increase in outside services expenses, a $7 million increase in ad valorem taxes, a $6 million increase in employee costs, a $5 million increase resulting from the timing of project related expenses, a $3 million increase in office expenses and increases totaling $6 million from various other operating expenses. These increases were partially offset by a $7 million decrease in gas and power utility costs;
•a decrease of $10 million in fractionators and refinery services margin resulting from a decrease in rates, primarily from our midstream segment due to the restructuring of certain affiliate fractionation agreements; and
•a decrease of $5 million in storage margin primarily due to the timing of third-party deficiency payments.

Crude Oil Transportation and Services

	Three Months Ended December 31,
	2024	2023
Crude oil transportation volumes (MBbls/d)	6,831	5,949
Crude oil terminal volumes (MBbls/d)	3,316	3,430
Revenues	$6,220	$7,214
Cost of products sold	5,207	6,213
Segment margin	1,013	1,001
Unrealized gains on commodity risk management activities	(4)	(13)
Operating expenses, excluding non-cash compensation expense	(217)	(191)
Selling, general and administrative expenses, excluding non-cash compensation expense	(38)	(30)
Adjusted EBITDA related to unconsolidated affiliates	6	7
Other	—	1
Segment Adjusted EBITDA	$760	$775
Crude oil transportation volumes were higher due to continued growth on our gathering systems, as well as contributions from recently acquired assets and from assets contributed upon the recent formation of the ET-S Permian joint venture with Sunoco LP, partially offset by lower volumes on our Bakken Pipeline.
Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impact of the following:
•an increase of $21 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $99 million increase from recently acquired assets and assets contributed upon the recent formation of the ET-S Permian joint venture, partially offset by a $52 million decrease in transportation revenues from existing assets and a $25 million decrease from our crude oil acquisition and marketing activities; partially offset by
•an increase of $26 million in operating expenses primarily due to a $21 million increase from recently acquired assets and assets contributed upon the recent formation of the ET-S Permian joint venture, a $3 million increase in outside services, a $2 million increase in ad valorem taxes, a $2 million increase in employee costs and various increases in volume-driven expenses; and
•an increase of $8 million in selling, general and administrative expenses primarily due to an $11 million increase from recently acquired assets and assets contributed upon the recent formation of the ET-S Permian joint venture, as well as higher employee costs.

Investment in Sunoco LP

	Three Months Ended December 31,
	2024	2023
Revenues	$5,269	$5,641
Cost of products sold	4,644	5,492
Segment margin	625	149
Unrealized (gains) losses on commodity risk management activities	4	(10)
Operating expenses, excluding non-cash compensation expense	(188)	(110)
Selling, general and administrative expenses, excluding non-cash compensation expense	(50)	(30)
Adjusted EBITDA related to unconsolidated affiliates	48	2
Inventory fair value adjustments	(13)	227
Other, net	13	8
Segment Adjusted EBITDA	$439	$236
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP increased due to the net impact of the following:
•an increase of $250 million in segment margin (excluding unrealized gains and losses on commodity risk management activities and inventory valuation adjustments) primarily due to the acquisitions of NuStar and Zenith European terminals; and
•an increase of $46 million in Adjusted EBITDA related to unconsolidated affiliates due to the formation of the ET-S Permian joint venture; partially offset by
•an increase of $78 million in operating expenses and $20 million in selling, general and administrative expenses primarily due to the acquisitions of NuStar and Zenith European terminals.
Investment in USAC

	Three Months Ended December 31,
	2024	2023
Revenues	$245	$225
Cost of products sold	36	33
Segment margin	209	192
Operating expenses, excluding non-cash compensation expense	(41)	(40)
Selling, general and administrative expenses, excluding non-cash compensation expense	(12)	(14)
Other, net	(1)	1
Segment Adjusted EBITDA	$155	$139
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC increased primarily due to higher revenue-generating horsepower as a result of increased demand for compression services, higher market-based rates on newly deployed and redeployed compression units and higher average rates on existing customer contracts.

All Other

	Three Months Ended December 31,
	2024	2023
Revenues	$607	$411
Cost of products sold	602	386
Segment margin	5	25
Unrealized (gains) losses on commodity risk management activities	5	(11)
Operating expenses, excluding non-cash compensation expense	8	(22)
Selling, general and administrative expenses, excluding non-cash compensation expense	(19)	(52)
Adjusted EBITDA related to unconsolidated affiliates	2	1
Other and eliminations	(40)	12
Segment Adjusted EBITDA	$(39)	$(47)
Segment Adjusted EBITDA. For the three months ended December 31, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased due to the net impact of the following:
•an increase of $48 million due to higher M&A expenses in the prior period; and
•an increase of $15 million in our natural gas marketing business due to increased sales following the WTG Midstream acquisition; partially offset by
•a decrease of $45 million primarily due to intersegment eliminations of Sunoco LP’s 32.5% share of the ET-S Permian joint venture, which is consolidated in our crude oil transportation and services segment and also reflected as an unconsolidated affiliate in our investment in Sunoco LP segment;
•a decrease of $5 million in our dual drive compression business due to lower gas prices in 2024; and
•a decrease of $3 million from the timing of our compressor sales in our compressor business.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at December 31, 2024	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$2,211	April 11, 2027	(1)
(1)    Following the Partnership’s exercise of its option to extend the maturity date on December 18, 2024, the credit facility allows for unsecured borrowings up to $4.84 billion until April 11, 2029.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended December 31,
	2024	2023
Equity in earnings of unconsolidated affiliates:
Citrus	$31	$36
MEP	16	19
White Cliffs	5	5
Explorer	8	10
SESH	13	9
Other	21	18
Total equity in earnings of unconsolidated affiliates	$94	$97

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$77	$85
MEP	25	27
White Cliffs	10	10
Explorer	12	15
SESH	14	13
Other	32	27
Total Adjusted EBITDA related to unconsolidated affiliates	$170	$177

Distributions received from unconsolidated affiliates:
Citrus	$35	$12
MEP	23	26
White Cliffs	8	7
Explorer	7	9
SESH	12	8
Other	23	23
Total distributions received from unconsolidated affiliates	$108	$85

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly owned subsidiaries that are publicly traded, as well as Sunoco LP’s 32.5% interest in the ET-S Permian joint venture.

	Three Months Ended December 31,
	2024	2023
Adjusted EBITDA of non-wholly owned subsidiaries (100%) (a)	$634	$709
Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries (b)	305	334

Distributable Cash Flow of non-wholly owned subsidiaries (100%) (c)	$614	$682
Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries (d)	288	313
Below is our ownership percentage of certain non-wholly owned subsidiaries:

Non-wholly owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.